UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)      January 25, 2008

KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-07340	36-2472410

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Kellwood Parkway, St. Louis, Missouri		63017

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code      (314) 576-3100

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01  REGULATION FD DISCLOSURE

Deferral of Distribution Date under the Rights Agreement.

On January 25, 2008, pursuant to the Amended and Restated Rights Agreement, dated as of April 19, 2007 (the “Rights Agreement”), between Kellwood Company (“Kellwood” or the "Company") and American Stock Transfer and Trust Company, as Rights Agent, the Kellwood Board of Directors unanimously agreed to defer the Distribution Date under the Rights Agreement until the earlier of (i) the Stock Acquisition Date (as defined in the Rights Agreement) or (ii) such time as the Board of Directors by appropriate resolution shall designate. Kellwood provided notice to American Stock Transfer and Trust Company, as Rights Agent, pursuant to the Rights Agreement.

A copy of the press release issued on January 27, 2008 announcing the deferral of the Distribution Date under the Rights Agreement is attached hereto as Exhibit 99.1.

Response to Sun Capital $21 per Share Cash Tender Offer.

On January 27, 2008, Kellwood Company announced that it intends to remove all impediments to the $21.00 per share cash tender offer made by an affiliate of Sun Capital Securities Group (“Sun Capital”) so that the offer can be consummated on February 12, 2008 if a majority of the shares are tendered.  Sun Capital’s $21.00 per share cash tender offer, under its terms, is not subject to financing or due diligence.

Kellwood’s Board of Directors is not taking any position on whether or not stockholders should tender their shares into the offer.  Stockholders may now make their own decision on whether to tender their shares.  If a majority of shares, including Sun Capital’s existing holdings, are tendered on February 12, 2008, Kellwood believes that all conditions to the tender offer will have been satisfied, and Sun Capital will be obligated to close the tender.

Kellwood’s Board of Directors also stated that its financial advisors will approach third parties who have previously contacted the Company, and other third parties, including Sun Capital, to seek an alternative transaction with a value above $21.00 per share.  The Company does not intend to disclose developments with respect to this process.  If the Company makes a determination that a transaction with such third party has a reasonable likelihood of delivering value above $21.00 per share, Kellwood reserves the right to not remove the impediments to Sun Capital’s tender offer.

A copy of the press release issued on January 27, 2008, announcing the Board of Directors determination to not take a position on the cash tender offer made by Sun Capital is attached hereto as Exhibit 99.1.

Extension of Debt Tender Offer Deadlines.

On January 28, 2008, Kellwood Company announced that it is extending to 5:00 p.m., New York City time, on February 13, 2008 the early tender deadline and expiration of its cash tender offer for up to $60,000,000 aggregate principal amount of its 7.875% Senior Notes due 2009 (the “Notes”) identified in the Offer to Purchase dated January 9, 2008. The previous early tender deadline was 5:00 p.m., New York City time, on January 30, 2008 and expiration was midnight, New York City time, on February 6, 2008. While the Company is extending these dates, the Company indicated in its January 27, 2008 announcement that it intends to rescind the debt tender offer and to remove all impediments to allow the $21 per share cash tender offer made by an affiliate of Sun Capital Securities Group for all the Company's shares to close on February 12, 2008 in the event that a majority of the Company’s shares are tendered.

The foregoing is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The debt tender offer is made only by an Offer to Purchase dated January 9, 2008 and the related Letter of Transmittal, as heretofore amended and as amended hereby. The previous early tender deadline of 5:00 p.m., New York City time on January 23, 2008 was extended to 5:00 p.m., New York City time, on January 30, 2008. Please refer to the Offer to Purchase and related materials for the terms of the debt tender offer. The debt tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the debt tender offer is required to be made by a licensed broker or dealer, they shall be deemed to be made by the Dealer Manager on behalf of Kellwood.

A copy of the Company’s press release issued on January 28, 2008 announcing the extension of the early tender deadline and the expiration date of its debt tender is attached as Exhibit 99.2.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits
Exhibit Number	Description
99.1	January 27, 2008 Press Release.
99.2	January 28, 2008 Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLWOOD COMPANY

(Registrant)

DATE January 30, 2008	BY:	/s/ Thomas H. Pollihan

Thomas H. Pollihan
Executive Vice President, Secretary
and General Counsel